Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL  35202

205-268-1000

FOR IMMEDIATE RELEASE

Protective Announces First Quarter 2009 Net Income of $0.31 per Diluted Share And Operating Income of $0.86 per Diluted Share

BIRMINGHAM, Alabama (May 3, 2009) Protective Life Corporation (NYSE: PL) today reported results for the first quarter of 2009. Net income for the first quarter of 2009 was $22.1 million, or $0.31 per diluted share, compared to net income of $35.9 million, or $0.50 per diluted share, in the first quarter of 2008.  Operating income (after-tax) for the first quarter of 2009 was $61.5 million, or $0.86 per diluted share, compared to $52.1 million, or $0.73 per diluted share, in the first quarter of 2008.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report positive net income and operating earnings for the quarter, notwithstanding the challenging conditions we encountered in the credit markets and the general economy.  Operating earnings were solid in our Life Marketing and Acquisitions segments.  The Annuities segment results were below our expectations primarily due to unfavorable, off-cycle DAC unlocking in the variable annuity lines. The Stable Value segment exceeded our plan as a wider spread offset the expected decline in the account balance.  Our Asset Protection segment, which markets its products primarily through auto and marine dealers, was negatively impacted by distressed market conditions, but nevertheless produced reasonable operating earnings for the quarter.

We were encouraged in the quarter by a number of developments, including:  our ability to stay generally on plan for life and annuity sales; overall favorable mortality; net positive cash flows for the annuities segment; the stabilization of our GAAP book value per share; the continued solid performance of our commercial mortgage portfolio; our continued strong liquidity; and the progress we are making in expense management and efficiency improvements.

As we look to the remainder of the year, we expect economic conditions to remain difficult.  We expect credit downgrades and impairments to remain at an elevated level, and our stable value account balance should decline.  As a result, we will stay focused on managing capital, liquidity, asset quality and expenses.  At the same time, we remain optimistic about our capacity to navigate through this challenging environment, and we plan to push forward and successfully execute our business plans for the remainder of the year and remain a solid provider of quality service and products to our customers in each of our business lines.”

Net income for the first quarter of 2009 included:

•                  Net realized investment losses of $39.4 million, or $0.55 per diluted share, compared to net realized investment losses of $16.3 million, or $0.23 per share, in the first quarter of 2008

•                  Pre-tax other-than-temporary impairments of $89.8 million, or $0.82 per diluted share, are included in the $0.55 per share of net realized investment losses in the first quarter of 2009

Operating income for the first quarter of 2009 included (on a pre-tax basis):

•                  Unfavorable unlocking of $19.2 million on the variable annuity product line

•                  Positive fair value changes of $11.5 million in the Annuity segment

•                  Positive fair value changes of $6.8 million on a portfolio of securities designated for trading

•                  Other income of $1.5 million resulting from the early retirement of funding agreements in the Stable Value Products segment

Business Segment Results

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

Operating Income (Loss) Before Income Tax

($ in thousands)

	1Q2009	1Q2008	$ Var	% Var
Life Marketing	$42,510	$46,449	$(3,939)	-8.5%
Acquisitions	33,621	33,576	45	0.1%
Annuities	(575)	2,489	(3,064)	n/m
Stable Value Products	20,207	16,216	3,991	24.6%
Asset Protection	6,280	9,852	(3,572)	-36.3%
Corporate & Other	(9,247)	(29,973)	20,726	-69.1%
	$92,796	$78,609	$14,187

In the Life Marketing and Asset Protection segments, pre-tax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate & Other segments, operating income (loss) excludes realized investment gains (losses), periodic settlements on derivatives, and related amortization of DAC and VOBA.  A reconciliation of operating income (loss) before income tax to income (loss) before income tax is included below:

($ in thousands)	1Q2009	1Q2008
Operating income before income tax	$92,796	$78,609
Realized investment gains (losses)
Stable Value Products	1,862	5,433
Annuities	(6,448)	20
Acquisitions	5,221	(7,728)
Corporate & Other	(58,959)	(21,187)
Less:
Periodic settlements on derivatives Corporate & Other	2,238	484
Related amortization of deferred policy acquisition costs and value of businesses acquired
Annuities	(100)	(20)
Acquisitions	178	1,094
Income before income tax	$32,156	$53,589

Income (loss) before income tax, unlike operating income (loss) before income tax, does not exclude realized gains (losses), net of the related amortization of DAC and VOBA, and participating income from real estate ventures.  Income before income tax for the Acquisitions segment was $38.7 million for the first quarter of 2009 compared to $24.8 million for the first quarter of 2008. Loss before income tax for the Annuities segment was $6.9 million for the first quarter of 2009 compared to income before income tax of $2.5 million for the first quarter of 2008. Income before income tax for the Stable Value segment was $22.1 million for the first quarter of 2009 and $21.6 million for the first quarter of 2008. Loss before income tax for the Corporate & Other segment was $70.4 million for the first quarter of 2009 and $51.6 million for the first quarter of 2008.

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future business segments’ profitability, and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

($ in millions)

	1Q2009	1Q2008	$ Var	% Var
Life Marketing	$36.6	$43.3	$(6.7)	-15.5%
Annuities	436.7	612.0	(175.3)	-28.6%
Stable Value Products	—	637.6	(637.6)	n/m
Asset Protection	68.3	110.7	(42.4)	-38.3%

Review of Business Segment Results

Life Marketing

Life Marketing pre-tax operating income was $42.5 million in the first quarter of 2009 compared to $46.4 million in the first quarter of 2008.  The decrease was primarily due to lower investment income on the term insurance block and less favorable mortality of $0.9 million.  Mortality had a $2.0 million favorable impact to pre-tax operating earnings in the current quarter.

Sales were $36.6 million in the first quarter of 2009, down 6.7% compared to $43.3 million in the first quarter of 2008.  Term insurance sales in the current quarter were $23.2 million compared to $27.0 million in the prior year’s quarter.  Universal life insurance sales in the current quarter were $12.8 million compared to $14.7 million in the first quarter of 2008.

Acquisitions

Acquisitions segment pre-tax operating income was $33.6 million in the first quarter of 2009 compared to $33.6 million in the first quarter of 2008.  Pre-tax operating income was consistent due to the expected runoff of the blocks of business, offset by lower expenses.  Mortality in the core Acquisitions block, excluding the Chase Insurance Group block, was favorable by $1.6 million.  The Chase Insurance Group acquisition continues to perform consistent with our expectations.

Annuities

Annuities segment pre-tax operating loss was $0.6 million in the first quarter of 2009 compared to pre-tax operating income of $2.5 million in the first quarter of 2008.  The decrease in pre-tax operating income was primarily due to $19.2 million of unfavorable off-cycle unlocking on the variable annuity product line and $1.9 million of unfavorable single premium immediate annuity (“SPIA”) mortality, compared to the prior year’s quarter.  These decreases were offset by a $17.2 million increase in positive fair value changes compared to the prior year’s quarter on the equity indexed annuity product line ($5.9 million favorable) and embedded derivatives associated with the variable annuity guaranteed minimum withdrawal benefit (“GMWB”) rider ($11.3 million favorable).  Annuity account values were $8.5 billion as of March 31, 2009, an increase of 9.4% over the prior year.  Net cash flows for the segment remained positive during the quarter.

Sales in the first quarter of 2009 were $436.7 million compared to $612.0 million in the first quarter of 2008.  The decrease was primarily due to a decline in fixed annuity sales resulting from a lower interest rate environment, and non-recurring institutional SPIA sales that occurred in the first quarter of 2008.  Fixed annuity sales were $297.6 million in the first quarter of 2009 compared to $519.2 million in the prior year’s quarter.  Variable annuity sales were $139.1 million in the first quarter of 2009 compared to $92.8 million in the first quarter of 2008.

Stable Value Products

Stable Value Products segment pre-tax operating income was $20.2 million in the first quarter of 2009 compared to $16.2 million in the first quarter of 2008.  The increase was a result of the combination of a higher operating spread and lower liability costs, partially offset by a lower average liability balance compared to the prior year’s quarter.  Included in the $20.2 million of pre-tax operating income during the first quarter of 2009 was $1.5 million of other income resulting from the early retirement of funding agreements.  Excluding this $1.5 million operating gain, the spread increased 39 basis points to 165 basis points for the three months ended March 31, 2009, compared to the prior year’s quarter.  Deposit balances as of March 31, 2009 were $4.4 billion.

There were no sales during the first three months of 2009 compared to $637.6 million in the previous year’s quarter.

Asset Protection

Asset Protection segment pre-tax operating income was $6.3 million in the first quarter of 2009 compared to $9.9 million in the first quarter of 2008.  The decrease was primarily the result of a $3.0 million decrease in service contract income due to significantly lower auto and marine sales volume.  Sales in the first quarter of 2009 were $68.3 million, down $42.4 million, or 38.3%, compared to the first quarter of 2008, driven by the negative impact in all product lines of lower volume of automobile and marine units sold.

Corporate & Other

This segment consists primarily of net investment income on unallocated capital, interest expense on debt, various other items not associated with the other segments and ancillary run-off lines of business.  Corporate & Other segment pre-tax operating loss was $9.2 million in the first quarter of 2009 compared to a $30.0 million loss in the first quarter of 2008. The improvement in the current quarter was primarily due to mark-to-market adjustments on a portfolio of securities designated for trading, with a market value of approximately $331.2 million as of March 31, 2009. The mark-to-market on this trading portfolio positively impacted income by approximately $6.8 million for the three months ended March 31, 2009, a $27.1 million more favorable impact than in the prior year’s quarter.  This increase was partially offset by lower net investment income resulting from reduced yields on a large balance of cash and short-term investments.  Participating mortgage income was $0.8 million in the first quarter of 2009 and excludes $2.0 million that was allocated to the other business segments.

Investments

•                  Total investments were $26.0 billion as of March 31, 2009.  This includes $1.0 billion of cash and short-term investments.

•                  Our net unrealized loss position was $3.1 billion, prior to tax and DAC offsets, and $1.6 billion, after tax and DAC offsets.

•                  During the first quarter of 2009, we recorded $89.8 million of pre-tax credit related loss other-than-temporary impairments.  In addition, $27.5 million of pre-tax non-credit related losses were recorded as a component of other comprehensive income.

•                  Problem loans and foreclosed properties represented only 0.3% of our commercial mortgage loan portfolio as of  March 31, 2009.

Net Realized Investment/Derivative Activity

($ per diluted share)

	1Q 2009	1Q 2008

Impairments/Credit related losses	$(0.82)	$—
Modco net realized gains / (losses)	0.12	(0.07)
Net realized gains (excl. modco)	0.06	0.08
Interest rate related derivatives	0.14	(0.09)
Credit default swaps	(0.04)	(0.14)
All other	(0.01)	(0.01)
Total	$(0.55)	$(0.23)

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income:

Consolidated Results

($ in thousands; net of income tax)	1Q 2009	1Q 2008
After-tax Operating Income	$61,551	$52,145
Realized investment gains (losses) and related amortization
Investments	(85,636)	(18,927)
Derivatives	46,220	2,664
Net Income	$22,135	$35,882

($ per diluted share; net of income tax)	1Q 2009	1Q 2008
After-tax Operating Income	$0.86	$0.73
Realized investment gains (losses) and related amortization
Investments	(1.20)	(0.27)
Derivatives	0.65	0.04
Net Income	$0.31	$0.50

For information relating to non-GAAP measures (operating income, share owners’ equity per share excluding other comprehensive income (loss), operating return on average equity, and net income (loss) return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

	Rolling Twelve Months Ended
	March 31,
	2009	2008

Operating Income Return on Average Equity	10.0%	10.1%

Net Income (Loss) Return on Average Equity	(2.2)%	9.5%

Operating income return on average equity and net income (loss) return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended March 31, 2009 was calculated by dividing operating income for this period by the average ending balance of share owners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters. Net income (loss) return on average equity for the twelve months ended March 31, 2009, was calculated by dividing net income (loss) for this period by the average ending balance of share owners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters.

Reconciliation of Share Owners’ Equity, Excluding Accumulated Other Comprehensive Income (Loss)

($ in thousands)

	As of
	March 31,
	2009	2008
Total share owners’ equity	$783,178	$2,163,860
Less: Accumuluated other comprehensive income (loss)	(1,660,204)	(379,948)
Total share owners’ equity excluding accumulated other comprehensive income (loss)	$2,443,382	$2,543,808

Reconciliation of Share Owners’ Equity per Share, Excluding Accumulated Other Comprehensive Income (Loss) per Share

($ per common share oustanding)

	As of
	March 31,
	2009	2008
Total share owners’ equity	$11.19	$30.99
Less: Accumuluated other comprehensive income (loss)	(23.72)	(5.44)
Total share owners’ equity excluding accumulated other comprehensive income (loss)	$34.91	$36.43

2009 Guidance

Due to extraordinary market conditions and the potential impact of fair value accounting on reported results, Protective will not provide 2009 earnings guidance, but will discuss the outlook for the remainder of the year during its first quarter 2009 earnings call as scheduled below.

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on May 4, 2009 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-713-8563 (international callers 1-617-597-5311) and entering the conference passcode: 71144244. A recording of the call will be available from 12:00 p.m. Eastern May 4, 2009 until midnight May 18, 2009. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 74573401.

The public may access a live webcast of the call, along with a call presentation, on the Company’s website at www.protective.com in the Analyst/Investor section. A recording of the webcast will also be available from 9:00 a.m. Eastern May 4, 2009 until midnight May 18, 2009.

Supplemental financial information is also available on the Company’s website at www.protective.com in the Analyst/Investor section under Financial Information/Quarterly & Other Reports.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Calculation of Operating Income Return on Average Equity

Rolling Twelve Months Ended March 31, 2009

Numerator:

($ in thousands)

	Three Months Ended				Twelve
	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	Months Ended
	2008	2008	2008	2009	March 31, 2009
Net income (loss)	$38,184	$(100,008)	$(15,913)	$22,135	$(55,602)
Net of:
Realized investment gains (losses), net of income tax
Investments	(73,068)	(228,215)	(60,407)	(85,585)	(447,275)
Derivatives	43,510	66,543	(10,574)	47,675	147,154
Related amortization of DAC and VOBA, net of income tax	322	457	(632)	(51)	96
Add back:
Derivative gains related to Corp. debt and investments, net of income tax	1,161	1,245	1,020	1,455	4,881
Operating Income	$68,581	$62,452	$56,720	$61,551	$249,304

Denominator:

($ in thousands)

			Share owners’
			Equity Excluding
		Accumulated	Accumulated
		Other	Other
	Share owners’	Comprehensive	Comprehensive
	Equity	Income (Loss)	Income (Loss)
March 31, 2008	$2,163,860	$(379,948)	$2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
September 30, 2008	1,524,655	(928,205)	2,452,860
December 31, 2008	761,095	(1,667,056)	2,428,151
March 31, 2009	783,178	(1,660,204)	2,443,382
Total			$12,436,165
Average			$2,487,233

Operating Income Return on Average Equity			10.0%

Calculation of Net Income (Loss) Return on Average Equity

Rolling Twelve Months Ended March 31, 2009

Numerator:

($ in thousands)

	Three Months Ended				Twelve
	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	Months Ended
	2008	2008	2008	2009	March 31, 2009
Net income (loss)	$38,184	$(100,008)	$(15,913)	$22,135	$(55,602)

Denominator:

($ in thousands)

			Share owners’
			Equity Excluding
		Accumulated	Accumulated
		Other	Other
	Share owners’	Comprehensive	Comprehensive
	Equity	Income (Loss)	Income (Loss)
March 31, 2008	$2,163,860	$(379,948)	$2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
September 30, 2008	1,524,655	(928,205)	2,452,860
December 31, 2008	761,095	(1,667,056)	2,428,151
March 31, 2009	783,178	(1,660,204)	2,443,382
Total			$12,436,165
Average			$2,487,233

Net Income (Loss) Return on Average Equity			(2.2)%

Forward-Looking Statements

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability; a ratings downgrade or other negative action by a ratings organization could adversely affect the Company; the Company’s policy claims fluctuate from period to period resulting in earnings volatility; the Company’s results may be negatively affected if actual experience differs from management’s expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior, and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit and minimum withdrawal benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products; the Company may be required to establish a valuation allowance against its deferred tax assets, which could materially adversely affect the Company’s results of operations, financial condition and capital position; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market, credit, and regulatory risks, and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets, a favorable regulatory environment, and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, and could damage the Company’s business and adversely affect its financial condition and results of operations; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by regulatory action and the volatility and disruption in the capital and credit markets, and may be negatively impacted in the future by an increase in guaranteed minimum death and withdrawal benefit related policy liabilities in variable products resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; and new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; capital and credit market volatility or disruption could adversely impact the Company’s financial condition or results from operations in several ways, including but not limited to the following: causing market price and cash flow variability in the Company’s fixed income portfolio, defaults on principal or interest payments by issuers of the Company’s fixed income investments, other than temporary impairments of the Company’s fixed income investments; adversely impacting the Company’s ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; difficult conditions in the economy generally, including severe or extended economic recession, could adversely affect the Company’s business and results from operations; and there can be no assurance that the actions of the U.S. Government or other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve their intended effect; the Company may not be able to protect its intellectual property and may be subject to infringement claims; the Company could be adversely affected by an inability to access its credit facility; the amount of statutory capital the Company has and must hold to maintain its financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors.  Please refer to Part I, Item II, Risks and Uncertainties as well as Part II, Item 1A, Risk Factors,  of the Company’s most recent Form 10-K and 10-Q for more information about these factors which could affect future results.

Contacts:
Rich Bielen	Eva Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912